ASSET ACQUISITION AGREEMENT

     This Asset Acquisition Agreement is made as of April 26,1997, by and among NetChannel Inc., a Delaware corporation ("NetChannel"), ViewCall America, Inc., a Georgia corporation ("ViewCall"), Colorocs Information Technologies, Inc., a Georgia corporation and the majority shareholder of ViewCall ("Colorocs"), and Rudolph P. Russo ("Russo"), an individual and a principal shareholder of Colorocs.

Section 1.  PURCHASE AND TRANSFER OF ASSETS

     1.1 Purchased ViewCall Property. Subject to the terms and conditions set forth in this Agreement, ViewCall agrees to sell, transfer, assign and deliver to NetChannel, and NetChannel agrees to purchase and accept, the following property, except to the extent the same constitutes Excluded Property:

     (a) Listed Tangible Personal Property. All of the furniture, fixtures, equipment and other tangible personal property owned by ViewCall, including without limitation, the furniture, fixtures, and equipment listed in Section 1.1 (a) of the ViewCall Disclosure Schedule attached hereto as Schedule 2 (the "Tangible Personal Property").

     (b) Personal Property Leases. All of the lessee's rights under and interest in and to the leases of Personal Property listed in Section 1.1(b) of ViewCall Disclosure Schedule
(collectively, the "Personal Property Leases").

     (c) Technology. All of the patents, patent rights, works of authorship, registered and unregistered copyrights, registered and unregistered trademarks, service marks, trade names, and trade dress, and any registrations therefor, of or related to ViewCall's Internet service and server technology as further described in Exhibit A (the "Technology"), including (without limit) any object code, source code, flow charts, diagrams, coding sheets, listings and annotations, programmers' notes, work papers and work product, engineering notebooks, designs, compositions, schematics, test data and test results, ideas, know-how and tangible or intangible proprietary information, trade secrets or material related to the foregoing, as well as all reference manuals and support materials normally distributed to end-users and potential end-users in connection with the distribution of the Technology.

     (d) Listed Contracts. All rights of ViewCall under all of the contracts listed in Exhibit B (the "Assigned Contracts"). Any contracts not listed in Exhibit B, including (without limitation) any contracts listed in Schedule 1.1(d) of the ViewCall Disclosure, shall for purposes of this Agreement be referred to as the "Excluded Contracts."

     (e) Books and Records. All books, papers and records (whether in written or other form) of any kind owned by ViewCall to the extent the same relate to (i) any employee of ViewCall or Colorocs who has been offered employment by NetChannel and who has accepted such offer of employment, or (ii) any of the Purchased Property (defined at Section 1.3 below) or ViewCall's use or development thereof.

     (f) Non-competition Rights. All of ViewCall's rights under contract or otherwise, howsoever arising, to prevent or otherwise restrict any employee of or consultant to ViewCall from accepting employment with, or performing any duty or service for, NetChannel or any of its affiliates.

The property described and referred to in the preceding Sections
1.1(a) through 1.1(f) is referred to in this Agreement as the "Purchased ViewCall Property."

     1.2  Purchased Colorocs Property.

     (a) Colorocs Notes and Liens. All of Colorocs' right, title and interest in and to the Colorocs Notes and Liens will be acquired by NetChannel pursuant and subject to a Note and Security Purchase Agreement in the form attached hereto as Exhibit C; and

     (b) Technology. Subject to the terms and conditions set forth in this Agreement, Colorocs agrees to sell, transfer, assign and deliver to NetChannel, and NetChannel agrees to purchase and accept, all right, title or interest of Colorocs in or to the Technology.

The property described and referred to in the preceding Section
1.2(a) and (b) is referred to in this Agreement as the "Purchased
Colorocs Property."

     1.3 Purchased Property. As used in this Agreement, the term "Purchased Property" refers, collectively, to the Purchased
ViewCall Property and the Purchased Colorocs Property.

     1.4 Excluded Property. Notwithstanding anything to the contrary in Sections 1.1 or 1.2 hereof, or in any other document executed in connection with the transaction contemplated by this Agreement, the Purchased ViewCall Property shall not include, and NetChannel shall not acquire, any of the following (collectively, the "Excluded Property"):

     (a)  Listed Property.  Any of the property listed in Section
1.4(a) of ViewCall Disclosure Statement.

     (b) NetChannel Designated Property. Any property designated at any time by NetChannel after execution of this Agreement (and whether before or after the Closing) as Excluded
Property.

     (c)  Income Tax Prepayments.  All prepaid Income Taxes of
ViewCall and all rights and claims of ViewCall to Income Tax refunds;

     (d)  Accounts Receivable.  Any accounts receivable of
ViewCall.

     (e) Certain Contract Rights. Any rights of ViewCall under this Agreement or any of (i) the Colorocs Non-competition Agreement, (ii) the Note and Security Purchase Agreement, (iii) the Sublease, (iv) the ViewCall Non-competition Agreement, (v) the Escrow Agreement, (vi) the Excluded Contracts; and (vii) all other contracts, instruments, certificates and other documents executed or delivered, or required to be executed or delivered, pursuant to or in connection with this Agreement or any of the contracts, instruments, certificates and other documents referred to in any of clauses (i) through (vii) herein (collectively, the "Associated Agreements").

     1.5 Colorocs Premises. At the Closing, Colorocs and NetChannel will enter into a sublease covering the premises located at 5600 Oakbrook Parkway, Suite 240, Norcross, Georgia (the "Colorocs Premises") in substantially the form attached hereto as Exhibit D (the "Sublease").

     1.6 Non-competition Agreements. At the Closing, Colorocs will enter into a non-competition agreement with NetChannel in substantially the form attached hereto as Exhibit E (the "Colorocs Non-competition Agreement"). At the Closing, ViewCall will enter into a non-competition agreement with NetChannel in substantially the form attached hereto as Exhibit F (the "ViewCall Non-competition Agreement").

     1.7  Investor Rights Agreement. At the Closing, Colorocs and
NetChannel will enter into a First Amendment to Investor Rights
Agreement in substantially the form attached hereto as Exhibit G
(the "First Amendment").

Section 2.  PRICE

     2.1 Purchased ViewCall Property. The consideration payable to ViewCall for the Purchased ViewCall Property and the ViewCall
Non-Competition Agreement, is and shall be payable as follows:

     (a) VCA Escrowed Shares. At the Closing, in consideration of the transfer and delivery of the Purchased ViewCall Property and the ViewCall Non-Competition Agreement, NetChannel shall deliver to the Escrow Agent a duly issued certificate evidencing 555,556 shares of NetChannel Series C Preferred Stock registered in the name of ViewCall (the "VCA Escrowed Shares"), which shall be held and disposed of the by the Escrow Agent in accordance with the terms of an Indemnification and Escrow Agreement in substantially the form attached hereto as Exhibit H (the "Escrow Agreement").

     (b)  Settled Creditors.   From and after the Closing and as
and when required to enable ViewCall to consummate settlements with Settled Creditors in accordance with this Agreement (the "Conforming Settlements"), NetChannel shall (i) make cash payments in an aggregate amount not to exceed $732,693 to Settled Creditors designated by ViewCall, and (ii) issue NetChannel Series C Preferred Stock in an aggregate number of shares not to exceed 382,030 to Settled Creditors designated by ViewCall, all as set forth Exhibit I. All such payments and share issuances shall be under and subject to the applicable terms of an agreement in substantially the form attached hereto as Exhibit J (the "Channeling Agreement"), to be executed by each Settled Creditor as a condition precedent to NetChannel's obligation to make any payment or issue any shares to such Settled Creditor.

     (c) Brian Martin. At the Closing, NetChannel shall issue 25,000 shares of NetChannel Series C Preferred Stock to Brian Martin, in satisfaction of ViewCall's Obligations to him. Such share issuance shall be under and subject to the applicable terms of a Channeling Agreement.

     (d) Employee Options. At the Closing, NetChannel shall cause options ("NetChannel Options") to be issued to each person who is the holder of an option (an "Optionee") which has been issued by ViewCall pursuant to the ViewCall America, Inc. 1996 Long Term Incentive Plan and is outstanding on the date hereof. The NetChannel Options, will be fully vested, have an exercise price of $.25 per share, be immediately exercisable, and remain in full force and effect for five years following termination of employment of the Optionee from NetChannel, except that if an Optionee is not hired by NetChannel, the NetChannel Option shall expire on the fifth anniversary of the Closing Date. ViewCall and NetChannel will jointly prepare and agree on an Options List prior to Closing. In no event shall NetChannel have an obligation to issue NetChannel Options exercisable for more than 1,000,000 shares of Common Stock pursuant to this provision.

     2.2  Colorocs Purchased Property. The purchase price of the
Purchased Colorocs Property shall be paid as follows:

     (a) Unescrowed Shares. At the Closing and as part of the consideration for the sale and transfer to NetChannel of the Colorocs Notes and Liens, NetChannel shall deliver to Colorocs certificates evidencing 2,300,000 shares of Series B Preferred Stock and 114,280 shares of Series C Preferred Stock; and

     (b) Colorocs Escrowed Shares. At the Closing and as the balance of the consideration for the sale and transfer to NetChannel of the Colorocs Notes and Liens, NetChannel shall deliver to the Escrow Agent a certificate evidencing 300,000 shares of Series C Preferred Stock registered in the name of Colorocs (the "Colorocs Escrowed Shares"), which shall be held and disposed of by the Escrow Agent in accordance with the terms the Escrow Agreement.

     2.3 Colorocs Noncompetition Agreement and Sublease. The consideration payable to Colorocs for the Colorocs Noncompetition Agreement and the Sublease shall be paid at the Closing by delivery to Colorocs of a certificate evidencing 400,000 shares of Series C Preferred Stock, registered in the name of Colorocs.

     2.4 Other Matters. At the Closing, NetChannel will deliver to Russo warrants representing 450,000 shares of NetChannel Common Stock, with an exercise price of $1.00 per share (the "Russo Warrants"), in consideration of (i) his personal participation and assistance in securing the assignment and transfer of his lien against the assets of ViewCall to NetChannel, and (ii) his agreement to serve on the Board of Directors of NetChannel after the Closing.

     2.5  Sole Consideration.

     (a) No Obligations Assumed. Except for the Assumed Liabilities expressly assumed by NetChannel in this Agreement or in any of the Associated Agreements, NetChannel is not assuming, and shall not be liable or responsible, for any Obligation of ViewCall or Colorocs or any of their respective affiliates or any other person. For purposes hereof, "Obligation" shall mean any indebtedness, liability or obligation of ViewCall or Colorocs of any type whatsoever and whensoever arising, whether fixed or contingent, asserted or unasserted, arising under any contract, by law or otherwise in any manner whatsoever. As used herein, "Assumed Liabilities" means (a) the executory obligations arising after the Closing Date under the Assigned Contracts, (b) the obligations of ViewCall to Settled Creditors under executed Channeling Agreements acceptable to NetChannel, not to exceed payment of $732,693 in cash and the issuance of not more than 382,030 shares of Series C Preferred Stock, (c) other certain other Obligations of ViewCall to trade creditors not to exceed $267,307, which are acceptable to NetChannel on a case by case basis, and only upon the execution by any such creditor of a Channeling Agreement acceptable to NetChannel. Any Obligation which is not expressly identified as an "Assumed Liability" is an "Excluded Liability" hereunder and for purposes of the Escrow Agreement.

     (b) Sole Consideration. The consideration provided for in Sections 2.1, 2.2 and 2.3 and in the Sublease is the only consideration or compensation payable by NetChannel to ViewCall or Colorocs or any other Person in connection with this Agreement or any of the Associated Agreements or any of the transactions contemplated hereby or thereby.

     2.6 Allocation of Purchase Price. The purchase price for the Purchased Property shall be allocated among the Purchased Property as mutually agreed between NetChannel and ViewCall, with ViewCall's agreement to NetChannel's proposed allocation, not to be unreasonably withheld. Each party agrees to report these transactions for federal, state, local and foreign tax purposes in accordance with such allocation.

Section 3.  THE CLOSING.

     3.1 The Closing. The consummation of the purchase and sale of the Purchased Property (the "Closing") shall take place on the Closing Date at the offices of NetChannel, 651 Gateway Boulevard, Suite 420, South San Francisco, California 94080. As employed in this Agreement, the term "Closing Date" means the earlier of (i) May 15, 1997, and (ii) such earlier date, if any, as may be mutually agreeable to the parties.

     3.2  Transactions at Closing.  At the Closing:

(a)  ViewCall shall deliver to NetChannel the following:

     (i) a Bill of Sale in form and substance reasonably satisfactory to NetChannel and its counsel, executed by ViewCall;

     (ii) an Assignment of Contracts, in form and substance reasonably satisfactory to NetChannel and its counsel, executed by ViewCall;

     (iii) an Assignment of Copyrights, in form and substance reasonably satisfactory to NetChannel and its counsel, executed by ViewCall;

     (iv) an opinion of Balboni Ashley & Schoenberg LLC, with respect to the matters set forth in Section 8.5 of this Agreement, and otherwise in form and substance reasonably satisfactory to NetChannel and its counsel;

     (v)  the Escrow Agreement, executed by ViewCall;

     (vi) a certificate of the President of ViewCall to the effects provided in this Agreement;

     (vii) evidence of the notice of termination of the relationship between ViewCall and MCA, in form and substance reasonably satisfactory to NetChannel and its counsel;

     (viii) a letter consenting to the termination of the Fort Knox Software Escrow Agreement, and to the release from the escrow of any of the items previously deposited in escrow, in form and substance reasonably satisfactory to NetChannel and its counsel;

     (ix) an estoppel letter executed by NationsBank of Georgia, N.A., to the effect that ViewCall, as of he Closing Date, is not indebted to NationsBank, N.A., in form and substance reasonably satisfactory to NetChannel and its counsel;

     (x) certified resolutions of the shareholders of ViewCall approving the transactions contemplated by this Agreement and the Associated Agreements.

(b)  Colorocs shall deliver to NetChannel the following:

     (i)  the Sublease, executed by Colorocs;

     (ii) the Note Purchase Agreement, executed by Colorocs;

     (iii) the Notes (as defined in the Note Purchase Agreement) acquired by NetChannel pursuant to the Note Purchase
     Agreement, endorsed to NetChannel in and in a form reasonably satisfactory to NetChannel and its counsel;

     (iv) the Security Agreement (as defined in the Note Purchase Agreement) acquired by NetChannel pursuant to the Note Purchase Agreement, endorsed to NetChannel in and in a form reasonably satisfactory to NetChannel and its counsel;

     (v) a UCC-3 assignment statement, executed by Colorocs, evidencing the assignment to NetChannel of the Security
     Agreement;

     (vi) a UCC-3 assignment statement evidencing the transfer of the security interest held by Russo to Colorocs;

     (vii) the Escrow Agreement, executed by Colorocs;

     (viii) the Colorocs Non-Competition Agreement, executed by
     Colorocs;

     (ix) the First Amendment to Investors Rights Agreement, executed by Colorocs;

(c)  NetChannel shall deliver to ViewCall the following:

     (i)  an Assumption Agreement in respect of the Assumed
     Liabilities and the obligations of ViewCall under the Conforming Settlements, in form and substance reasonably satisfactory to ViewCall and its counsel;

     (ii) the Escrow Agreement executed by NetChannel;

     (iii) an opinion of counsel to NetChannel, with respect to the matters set forth in Section 9.3 of this Agreement, and otherwise in form and substance reasonably satisfactory to ViewCall and its counsel;

     (iv) a certificate of the President of NetChannel to the effects provided in this Agreement;

     (v)  evidence of the issuance of the options contemplated by
     Section 2.1 (d) hereof;

     (vi) evidence of the issuance of 25,000 shares of Series C
     Preferred to Brian Martin as contemplated by Section 2.1(c) hereof;

     (vii) evidence of the offer of employment to all employees of ViewCall;

     (viii) evidence of the negotiation of a consulting agreement between NetChannel and Alan McKeon, which agreement shall include noncompetition and nonsolicitation covenants of Alan
     McKeon reasonably acceptable to NetChannel; and

     (ix) a certificate of the Secretary of NetChannel certifying the incumbency of each officer executing documents or instruments to be delivered to ViewCall or Colorocs, attaching (1) a certified copy of the Restated Charter, certified by the Secretary of Sate of Delaware, or, in the event that a certified copy cannot be obtained at Closing, a conformed copy of the Restated Charter as filed with the Secretary of Sate of Delaware together with evidence of filing with the Secretary of State of Delaware, (2) the bylaws of NetChannel and all amendments thereto through the Closing Date, (3) resolutions of the Board of Directors of NetChannel approving (x) the transactions contemplated by this Agreement and the Associated Agreements and (y) the Restated Charter, (4) a good standing certificate from the secretaries of State of California, Delaware, and Georgia, in each case certified by the Secretary of NetChannel as being true correct an complete as of the Closing Date;

(d)  NetChannel shall deliver to Colorocs the following:

     (i)  a certificate evidencing 2,300,000 shares of Series B
     Preferred, registered in the name of Colorocs, representing a portion of the consideration payable to Colorocs pursuant to the Note Purchase Agreement;

     (ii) a certificate evidencing 414,280 shares of Series C
     Preferred, registered in the name of Colorocs, representing a portion of the consideration payable to Colorocs pursuant to the Note Purchase Agreement;

     (iii) a certificate evidencing 400,000 shares of Series C
     Preferred, registered in the name of Colorocs, representing a portion of the consideration payable to Colorocs pursuant to the Colorocs Noncompetition Agreement;

     (iv) the Sublease, executed by NetChannel;

     (v)  the Note Purchase Agreement, executed by NetChannel;

     (vi) the Escrow Agreement, executed by NetChannel;

     (vii) a certificate of the Secretary of NetChannel certifying the incumbency of each officer executing documents or instruments to be delivered to ViewCall or Colorocs, attaching (1) a certified copy of the Restated Charter, certified by the Secretary of Sate of Delaware, or, in the event that a certified copy cannot be obtained at Closing, a conformed copy of the Restated Charter as filed with the Secretary of Sate of Delaware together with evidence of filing with the Secretary of State of Delaware,
     (2) the bylaws of NetChannel and all amendments thereto through the Closing Date, (3) resolutions of the Board of Directors of NetChannel approving (x) the transactions contemplated by this Agreement and the Associated Agreements and (y) the Restated Charter, (4) a good standing certificate from the secretaries of State of California, Delaware, and Georgia, in each case certified by the Secretary of NetChannel as being true correct an complete as of the Closing Date;

     (ix) the First Amendment to Investors Rights Agreement, executed by NetChannel, and by holders of not less than 66
     2/3% of the holders of Registrable Securities thereunder;

(e)  NetChannel shall deliver to Escrow Agent the following:

     (i)  a certificate evidencing 300,000 shares of Series C
     Preferred, registered in the name of Colorocs, representing a portion of the consideration payable to Colorocs pursuant to the Note Purchase Agreement;

     (ii) a certificate evidencing 555,556 shares of Series C
     Preferred, registered in the name of ViewCall, representing a portion of the consideration payable to ViewCall pursuant to this Agreement;

     (iv) the Escrow Agreement, executed by NetChannel;

(f)  ViewCall shall deliver to Escrow Agent the following:

     (i)  the Escrow Agreement, executed by ViewCall;

     (ii) the stock power described in Section 1.2(b) of the Escrow Agreement, executed by ViewCall.

(g)  Colorocs shall deliver to Escrow Agent the following:

     (i)  the Escrow Agreement, executed by Colorocs;

     (ii) the stock power described in Section 1.2(a) of the Escrow Agreement, executed by Colorocs.

Section 4.  REPRESENTATIONS AND WARRANTIES OF SELLING PARTIES

     Except as set forth in ViewCall Disclosure Schedule delivered to NetChannel concurrently with the execution and delivery of this Agreement, ViewCall and Colorocs, jointly and severally, represent and warrant to NetChannel that:

     4.1 Organization, Good Standing and Qualification. Each of ViewCall and Colorocs is a corporation duly organized, validly existing and in good standing under the laws of Georgia. Each of ViewCall and Colorocs has all necessary corporate power to enter into this Agreement and each of the Associated Agreements and to perform its Obligations hereunder and thereunder; and all corporate action required to be taken on its part to approve the execution and delivery of this Agreement and each of the Associated Agreements and the performance of its Obligations hereunder and thereunder has been duly taken. ViewCall has no subsidiaries, and ViewCall owns no equity interest in any other entity. Each of ViewCall and Colorocs is qualified to do business as a foreign corporation, and is in good standing in, each jurisdiction in which the failure to be so qualified or to so be in good standing could have a material adverse impact of any kind on (i) the financial condition, business, business operations or properties of either of ViewCall or Colorocs, or
(ii) the ability of either of ViewCall or Colorocs to perform any of its obligations under this Agreement or under any of the Associated Agreements.

     4.2  Capital Structure.

     (a) The authorized capital stock of ViewCall consists of 25,000,000 shares of Common Stock, of which 5,900,000 shares are issued and outstanding, and 10,000,000 shares of Preferred Stock, no shares of which are issued or outstanding. ViewCall has reserved 2,500,000 shares of Common Stock for issuance to employees and consultants pursuant to the ViewCall Option Plan, all of which are subject to outstanding and unexercised options. ViewCall has reserved 3,021,334 shares of Common Stock for issuance upon exercise of the ViewCall Warrants.

     (b) The ViewCall Disclosure Schedule sets forth for each holder of record of Common Stock, the name of such holder of Common Stock, the domicile of such holder and the number of shares owned by such holder.

     (c) Prior to Closing, ViewCall will deliver to NetChannel a list that sets forth for each Settled Creditor the vendor name, the number of shares of NetChannel Series C Preferred to be issued to such vendor, and the address and principal place of business of such vendor, as well as the amount of indebtedness that was canceled in exchange for the issuance of such stock.

     4.3 Financial Statements. The ViewCall Disclosure Schedule sets forth ViewCall's unaudited balance sheet as of February 28, 1997 (the "ViewCall Balance Sheet" and "ViewCall Balance Sheet Date") and the related unaudited statements of operations and cash flows for the period from ViewCall's incorporation through the ViewCall Balance Sheet Date (collectively, the "ViewCall Financials"). The ViewCall Financial Statements are complete and accurate in all material respects, have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied, except that the Financial Statements do not contain footnotes required by GAAP. The ViewCall Financials present fairly the financial condition and operating results of NetChannel as of the dates and during the periods indicated therein, subject, in the case of the interim financial statements, to normal year-end adjustments, which such adjustments will not be material in amount or significance.

     4.4  No Adverse Change.  Since the ViewCall Balance Sheet
Date, except as set forth in the ViewCall Disclosure Schedule, ViewCall has conducted its business in the ordinary course and there has not occurred:

     (a) Any material adverse change in the business condition of ViewCall;

     (b) Any transaction by ViewCall except in the ordinary course of business as conducted on the ViewCall Balance Sheet
Date and consistent with past practices;

     (c) Any amendments or changes in the Articles of Incorporation or Bylaws of ViewCall;

     (d) Any capital expenditure or commitment by ViewCall, either individually or in the aggregate, exceeding $50,000;

     (e) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting any of the properties or business of ViewCall;

     (f) Any issuance, redemption, repurchase or other acquisition of shares of capital stock of ViewCall (other than in the ordinary course under employee benefit plans), or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of ViewCall;

     (g) Any increase in or modification of the compensation or benefits payable or to become payable by ViewCall to any of its directors or employees;

     (h) Any increase in or modification of any bonus, pension, insurance or other employee benefit plan, payment or arrangement (including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its employees;

     (i) Any sale, lease, license or other disposition of the property or assets of ViewCall other than inventory sales or licenses to end users in the ordinary course of business consistent with past practice;

     (j) Any alteration in any term of any outstanding security of ViewCall;

     (k) Any (1) incurrence, assumption or guarantee by ViewCall of any debt for borrowed money (other than borrowings under any existing line of credit), (2) issuance or sale of any securities convertible into or exchangeable for debt securities of ViewCall, or (3) issuance or sale of options or other rights to acquire from ViewCall, directly or indirectly, debt securities of ViewCall or any securities convertible into or exchangeable for any such debt securities;

     (l) Any creation or assumption of any mortgage, pledge, security interest or lien or other encumbrance on any Purchased Property (other than liens arising under existing lease financing arrangements, liens arising in the ordinary course of ViewCall's business which in the aggregate are not material, and liens for taxes not yet due and payable);

     (m) Except as specifically contemplated by this Agreement, any making of any loan, advance or capital contribution to, or investment in, any person other than travel loans or similar advances made in the ordinary course of business of ViewCall consistent with past practices;

     (n) Except as specifically contemplated by this Agreement, any entry into, amendment of, relinquishment, termination or nonrenewal by ViewCall of any contract, lease transaction, commitment or other right or obligation other than in the ordinary course of business consistent with past practice and which in the aggregate are not material;

     (o) Any transfer or grant of a right under the Technology, other than to subscribers to ViewCall's on-line service in the ordinary course of business consistent with past practice;

     (p) Any labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

     (q)  Any change in accounting methods or practices
(including any change in depreciation or amortization policies or rates) by ViewCall;

     (r)  Any revaluation by ViewCall of any of its assets;

     (s) Any waiver or release of any right or claim of ViewCall, including any write-off or other compromise of any account receivable of ViewCall;

     (t) Any change in pricing or royalties set or charged by ViewCall to its customers or licensees or in pricing or royalties set or charged by persons who have licensed intellectual property to ViewCall.

     4.5 Tax Returns and Audits. Within the times and in the manner prescribed by law, ViewCall has filed all domestic and foreign federal, state and local tax returns, or valid extensions required by law and has paid all taxes, assessments, and penalties due and payable. The provisions for taxes reflected in ViewCall's balance sheet as of its last Fiscal Year End, are adequate for any and all federal, state, county and local taxes for the period ending on the date of that balance sheet, whether or not disputed. There are no present disputes as to taxes of any nature payable by ViewCall.

     4.6  Intellectual Property.

     (a) ViewCall owns, or is licensed or otherwise entitled to exercise all rights under or with respect to the Technology.

     (b) The ViewCall Disclosure Schedule lists all patents, works of authorship, registered copyrights, registered and unregistered trademarks, trade names and service marks, and any applications therefor related to the Technology, and specifies, where applicable, the jurisdictions in which each such application, issuance or registration has been filed, including the respective registration or application numbers, together with a list of all of ViewCall's currently marketed software products and an indication as to which, if any, of such software products have been registered for copyright protection with the United States Copyright Office and any foreign offices. The ViewCall Disclosure Schedule also specifically lists all licenses, sublicenses and material agreements as to which ViewCall is a party or pursuant to which ViewCall or any other person owns or is licensed or otherwise authorized or obligated with respect to the Technology and includes the identity of all parties thereto. Except as set forth in the ViewCall Disclosure Schedule, ViewCall is not, nor as a result of the execution and delivery of this Agreement or the performance of ViewCall's obligations hereunder will be, in violation of any license, sublicense or other agreement applicable to it, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Except as set forth in the ViewCall Disclosure Schedule and the agreements listed therein specifically for this purpose (copies of all of which have been delivered to NetChannel's counsel), ViewCall is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any liens or encumbrances) or licensee of, the Technology, and, except as set forth in the ViewCall Disclosure Schedule, has sole and exclusive rights in respect thereof and is not contractually obligated to pay any compensation to any third party.

     (c) ViewCall is not, with respect to the Technology, infringing, and is not aware of any claimed infringement of, any third party's patent, trademark, trade secret, trade name or copyright and has not received any notice of any claimed infringement. No claims with respect to the Technology have been asserted or, to the knowledge of ViewCall, are or are likely to be threatened by any person, nor is there any grounds for any claims now or in the future, (i) to the effect that any business of ViewCall as currently conducted or proposed to be conducted infringes on or misappropriates any intellectual property rights of any third party, or (ii) against the use by ViewCall of any trademarks, service marks, trade names, trade secrets, copyrights, maskworks, patents, technology, know-how or computer software programs and applications used in ViewCall's business as currently conducted or as currently proposed to be conducted by ViewCall, or (iii) challenging the ownership, validity or effectiveness of any of the Technology. Except as set forth in the ViewCall Disclosure Schedule, no portion of the Technology is subject to any lien, encumbrance or other secured interest. To ViewCall's knowledge, all of the Technology is valid and subsisting. To ViewCall's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Technology by any third party, including any employee or former employee of ViewCall. No portion of the Technology is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing or exploitation thereof by ViewCall. ViewCall has not entered into any agreement to indemnify any other person against any charge of infringement relating to any of the Technology, except as set forth in the ViewCall Disclosure Schedule and the agreements listed therein specifically for this purpose. No employee of ViewCall is in material violation of any term of any employment contract (whether written or oral), patent disclosure agreement, proprietary information agreement, non-competition agreement or any other contract or agreement relating to the relationship of any such employee with ViewCall, and to ViewCall's knowledge, with any other party (including prior employers) because of the nature of the business conducted or proposed to be conducted by ViewCall. All key employees of ViewCall have signed Employee Agreements in substantially the form delivered to NetChannel, and all consultants of ViewCall have signed consulting agreements containing proprietary information protective provisions in substantially the form delivered to NetChannel. All software included in Technology is original with ViewCall and has been either created by employees of ViewCall on a work-for-hire basis or by consultants or contractors who have created such software themselves and have assigned or are under an obligation to assign all rights they may have had in such software to ViewCall.

     (d) ViewCall has taken reasonable security measures to protect the secrecy, confidentiality and value of all trade secrets, know-how, inventions, designs, processes and technical data required to conduct its business.

     4.7 Title to Assets. ViewCall has good and marketable title to the Purchased ViewCall Property, and Colorocs has good and marketable title to the Purchased Colorocs Property, in each case free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions, except for (i) those disclosed in the ViewCall Disclosure Schedule, and (ii) the lien of current taxes not yet due and payable. ViewCall is in possession of all property leased or licensed to it from others, and neither any officer, nor any director or employee of ViewCall, nor any spouse, child, or other relative of any of these persons, owns, or has any interest, directly or indirectly, in any of that property.

     4.8 Existing Employment Contracts. The ViewCall Disclosure Schedule contains a list of all employment Contracts and collective bargaining agreements, and all pension, bonus, profit-sharing, stock option, or other agreements or arrangements providing for employee remuneration or benefits to which ViewCall is a party or by which ViewCall is bound. All these contracts and arrangements are in full force and effect, and neither ViewCall nor any other party is in default under any of them. Except as set forth in the ViewCall Disclosure Schedule, there have been no claims of defaults and, to the best knowledge of ViewCall and Colorocs, there are no facts or conditions which if continued, or on notice, will result in a default under these contracts or arrangements. There is no pending or, to the best knowledge of ViewCall and Colorocs, threatened labor dispute, strike, or work stoppage affecting the business of ViewCall.

     4.9 Insurance Policies. The ViewCall Disclosure Schedule sets forth a description of all insurance policies concerning the Purchased Property. All these policies are in the respective principal amounts set forth in ViewCall Disclosure Schedule. ViewCall and Colorocs have maintained and now maintains (i) insurance on all the Tangible Personal Property of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (ii) adequate insurance protection against all liabilities, claims, and risks against which it is customary to insure.

     4.10  Other Contracts. Except as set forth in the ViewCall
Disclosure Schedule, ViewCall is not a party to or subject to:

     (a) Any agreement, contract or commitment relating to capital expenditures in excess of $50,000 or for the purchase of materials, supplies or equipment in excess of normal operating requirements;

     (b) Any indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other agreement or instrument relating to or evidencing indebtedness for borrowed money or the extension of credit or subjecting any asset or property of ViewCall to any lien or evidencing any indebtedness;

     (c) Any agreement of indemnification or guaranty of any indebtedness;

     (d) Any lease or agreement under which ViewCall is lessee of or holds or operates any property, real or personal, owned by any other person under which payments to such person exceed
$50,000 per year;

     (e) Any lease or agreement under which ViewCall is lessor or permits any person to hold or operate any property, real or personal, owned or controlled by ViewCall;

     (f) Any agreement or other commitment or arrangement with any person continuing for a period of more than three months from the Closing Date which involves an expenditure or receipt by ViewCall in excess of $50,000;

     (g) Any consulting or sales agreement, contract or commitment under which any firm or other organization provides services to ViewCall;

     (h)  Any fidelity or surety bond or completion bond;

     (I) Any agreement, contract or commitment relating to the disposition or acquisition of assets or the Technology or any interest in any business enterprise outside the ordinary course of ViewCall's business;

     (j) Any purchase order or contract for the purchase of raw materials involving $50,000 or more;

     (k)  Any construction contracts;

     (l) Any distribution, joint marketing or development agreement;

     (m) Any agreement pursuant to which ViewCall has granted or may grant in the future, to any party, a source-code license or option or other right to use or acquire source-code;

     (n) Any other agreement, contract or commitment that involves $50,000 or more or is not cancelable without penalty within thirty (30) days; or

     (o) Any other agreement, contract or commitment which is material to ViewCall.

     Each of the Assigned Contracts is valid and binding on ViewCall, and is in full force and effect. Neither ViewCall nor, to the knowledge of ViewCall, any other party thereto has breached, and ViewCall is not aware of any facts which would lead it to believe that ViewCall has breached any provision of, or is in default under the terms of, any such Assigned Contract. To the knowledge of ViewCall, no party to any such Assigned Contract intends to cancel, withdraw, modify or amend such Assigned Contract.

     4.11 Liabilities. ViewCall does not have and is not subject to any obligation which is material to the financial condition of ViewCall except for those obligations which (i) are reflected in the Financial Statements, (ii) are set forth in the ViewCall Disclosure Schedule, or (iii) were incurred in the ordinary course of business since the ViewCall Balance Sheet Date.

     4.12 Compliance with Laws. ViewCall has complied with, and is not in violation of, applicable federal, state, or local statutes, laws, and regulations (including, without limitation, any applicable building, zoning, or other law, ordinance, or regulation) affecting its properties or the operation of its business.

     4.13 Litigation. Except as set forth in the View Call Disclosure Schedule, there is no suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation pending or, to the best knowledge of ViewCall and Colorocs, threatened, against or affecting ViewCall, or any of its business, assets, or financial condition. ViewCall and Colorocs have furnished or made available to NetChannel copies of all relevant court papers and other documents relating to the matters set forth in the View Call Disclosure Schedule. ViewCall is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality. Except as set forth in the View Call Disclosure Schedule, ViewCall is not presently engaged in any legal action to recover moneys due to it or damages sustained by it.

     4.14 Agreement Will Not Cause Breach Or Violation. Neither the execution or delivery of this Agreement or any of the Associated Agreements nor the consummation of the transactions contemplated hereby and thereby will conflict with, or result in any material violation of, any statute, law, rule, regulation, judgment, order, decree, or ordinance applicable to either ViewCall or Colorocs or their respective properties or assets, or conflict with or result in any breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of a lien or encumbrance on any of the Purchased Property pursuant to, (i) any provision of the Articles of Incorporation or Bylaws of ViewCall or Colorocs, or (ii) any Assigned Contract, other than such conflicts, breaches or defaults under this clause (ii) which, individually or in the aggregate, would not be material, or the acceleration of the maturity of any indebtedness or other obligation.

     4.15 Authority and Consents. Each of ViewCall and Colorocs has all requisite corporate power and authority to enter into this Agreement and the Associated Agreements, and, subject to approval of this Agreement and the Associated Agreements by the shareholders of ViewCall which will have been obtained by the Closing Date, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by ViewCall and Colorocs and, subject to approval of this Agreement by the shareholders of ViewCall, the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of ViewCall and Colorocs. This Agreement has been duly executed and delivered by ViewCall and Colorocs and, subject to approval by the shareholders of ViewCall, constitutes the legal, valid and binding obligations of ViewCall and Colorocs enforceable against ViewCall and Colorocs in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

     4.16 Interest in Customers, Suppliers and Competitors. Except as set forth in the ViewCall Disclosure Schedule, none of ViewCall nor Colorocs nor any of its executive officers has any interest (other than as holders of securities of a publicly-traded company), either directly or indirectly, in any entity that currently (i) provides any services or designs, produces or sells any products or product lines that are the same, similar to or competitive with any activity or business in which ViewCall is engaged, (ii) is a supplier, customer, or creditor of ViewCall, or (iii) has any direct or indirect interest in any asset or property, real or personal, tangible or intangible, of ViewCall or any property, real or personal, tangible or intangible, that is necessary for the conduct of ViewCall's business. No employee, shareholder, officer or director of ViewCall or Colorocs, or their spouses or children, is indebted to ViewCall, nor is ViewCall or Colorocs indebted to any of them, except travel advances to employees in the ordinary course of business.

     4.17 Corporate Documents. ViewCall has furnished to NetChannel for its examination (i) copies of the articles of incorporation and bylaws of ViewCall; and (ii) the stock book of ViewCall, and (iii) minute books of ViewCall containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders and board of directors of ViewCall.

     4.18 Documents Delivered. Each copy of any agreement, contract or other instrument which is identified in the ViewCall Disclosure Schedule delivered by ViewCall and Colorocs or their counsel to NetChannel (or its counsel or representatives), whether before or after the execution hereof, is in fact what it is purported to be by ViewCall and Colorocs and has not been amended, canceled or otherwise modified, except as set forth in the ViewCall Disclosure Schedule.

     4.19 Full Disclosure. No representation or warranty made by ViewCall or Colorocs in this Agreement or the Associated Agreements, nor any financial statement, other written financial information or schedule, certificate, schedule or exhibit prepared and furnished or to be prepared and furnished by ViewCall or Colorocs or their representatives pursuant hereto or in connection with the transactions contemplated hereby, or any information supplied in connection with the solicitation of approval of the transaction by ViewCall's shareholders, when taken as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

     4.20 Restrictions on Business Activities. There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which ViewCall is a party or otherwise binding upon ViewCall, Colorocs, or Russo which has or reasonably could be expected to have the effect of prohibiting or impairing the conduct of business by ViewCall or the transactions contemplated by this Agreement. Except as set forth in the ViewCall Disclosure Schedule, neither ViewCall nor Colorocs has not entered into any agreement under which ViewCall is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

     4.21 Brokers' and Finders' Fees; Third Party Expenses. Except as set forth in the ViewCall Disclosure Schedule, none of ViewCall, Colorocs, or Russo has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. The ViewCall Disclosure Schedule sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees. The ViewCall Disclosure Schedule sets forth ViewCall's current reasonable estimate of all transaction fees expected to be incurred by ViewCall in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

Section 5.  NETCHANNEL'S REPRESENTATIONS AND WARRANTIES

Except as set forth in the disclosure schedule delivered by NetChannel to ViewCall not later than two days prior to the Closing (the "NetChannel Disclosure Schedule"), NetChannel represents and warrants to ViewCall as follows:

     5.1 Organization and Standing. NetChannel is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. NetChannel is qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on NetChannel's Business Condition. NetChannel has delivered to ViewCall complete and correct copies of its Certificate of Incorporation, including all amendments thereto (the "NetChannel Certificate of Incorporation"), and Bylaws, including all amendments thereto (the "NetChannel Bylaws"), and has delivered or made available to ViewCall minutes of all of NetChannel's directors' and shareholders' meetings, and stock certificate books correctly setting forth the record ownership of all outstanding shares of NetChannel Capital Stock.

     5.2 Subsidiaries. NetChannel does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

     5.3  Capitalization.

     (a) As of the date hereof, the authorized capital stock of NetChannel consists of (a) 15,000,000 shares of Common Stock, out of which 3,035,000 shares are outstanding, and (b) 7,000,000 shares of Preferred Stock, (i) 1,260,000 of which are designated as "Series A Preferred Stock," all of which are issued and outstanding, and (ii) 5,454,544 of which are designated as "Series B Preferred Stock", 4,363,628 of which are issued and outstanding. Subject to the approval of the NetChannel stockholders, as of the Closing, the authorized capital stock will have been amended to include all shares of NetChannel Preferred Stock required to effect the transactions contemplated by this Agreement and the Associated Agreements. NetChannel has reserved 1,260,000 shares of NetChannel Common Stock for issuance to employees, consultants and directors of NetChannel pursuant to NetChannel's 1997 Stock Option Plan (the "NetChannel Option Plan"), all of which shares are subject to outstanding and unexercised options and no shares remain available for future grant. In addition, prior to the Closing Date, subject to stockholder approval, NetChannel intends to amend the NetChannel Option Plan to increase the option pool by up to 2,000,000 shares and will reserve an additional 1,000,000 shares of Common Stock for issuance to employees, consultants and directors of NetChannel under the NetChannel Option Plan. NetChannel has reserved 5,623,628 shares of Common Stock for issuance upon conversion of the NetChannel Series A Preferred and NetChannel Series B Preferred. NetChannel has received loans in the aggregate of $2,375,000 (the "NetChannel Bridge Loans") and NetChannel has made commitments to the lenders to issue shares of Series B Preferred at $1.10 per share for 55.5% of the NetChannel Bridge Loans. The remaining 44.5% of the NetChannel Bridge Loans may be converted into a future round of NetChannel's Preferred Stock. NetChannel is currently trying to raise additional funds on the same basis as the NetChannel Bridge Loans. On the Closing Date, NetChannel shall have reserved sufficient shares of NetChannel Series B Preferred, NetChannel Series C Preferred, and NetChannel Common Stock for issuance pursuant to this Agreement. Except as set forth above in this Section 5.3(a), there are no options, warrants, calls, conversion rights, commitments or agreements of any character to which NetChannel is a party or by which NetChannel may be bound that obligate or may obligate NetChannel to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of NetChannel Capital Stock or that obligate or may obligate NetChannel to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement ("NetChannel Rights").

     (b) All outstanding shares of NetChannel Common Stock and Preferred Stock are and will be, validly issued, fully paid and nonassessable, issued in compliance with federal and state securities laws, and not subject to preemptive rights created by statute, NetChannel's Certificate of Incorporation or Bylaws or any agreement to which NetChannel is a party or by which NetChannel may be bound.

     (c) ViewCall, Colorocs, and Russo acknowledge and agree that the foregoing paragraphs (a) and (b) represent estimates based upon information available as of the execution date of this Agreement, and are subject to revision, which NetChannel will provide to ViewCall, Colorocs and Russo not later than two days prior to the Closing Date. NetChannel represents and warrants that the such revision shall not constitute a material adverse change to the consideration to be provided to ViewCall, Colorocs, or Russo pursuant to this Agreement or any of the Associated Agreements.

     5.4  Authorization.

     (a) Prior to the Closing Date, NetChannel shall have all requisite corporate power and authority to enter into this Agreement, and the First Amendment (as defined in Section 1.7 hereof), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the approval by the NetChannel stockholders of this Agreement and the NetChannel Restated Certificate (which approval shall have been obtained prior to the Closing Date), the execution, delivery and performance of this Agreement and the First Amendment by NetChannel, as applicable, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of NetChannel, including approval by its Board of Directors. This Agreement and the First Amendment have been or will be, as the case may be, duly executed and delivered by NetChannel, as applicable, and constitute the legal, valid and binding obligations of NetChannel, as applicable, enforceable against NetChannel, as applicable, in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

     (b) The execution and delivery of this Agreement and the First Amendment do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any material violation of any statute, law, rule, regulation, judgment, order, decree, or ordinance applicable to NetChannel or its properties or assets, or conflict with or result in any breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of a material lien or encumbrance on any of the properties or assets of NetChannel pursuant to, (i) any provision of the Certificate of Incorporation or Bylaws of NetChannel or (ii) any agreement, contract, note, mortgage, indenture, lease instrument, permit, concession, franchise or license to which NetChannel is a party or by which NetChannel or any of its properties or assets may be bound or affected, other than such conflicts, breaches or defaults under this clause (ii) which, individually or in the aggregate, would not be material.
A list of all consents required by NetChannel to enter into this Agreement and the Amendment to Registration Rights Agreement (which consents will be obtained prior to the Closing) is set forth under Section 5.4(b) of the NetChannel Disclosure Schedule.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity, and no consent or approval from any third party to any agreement, contract, note, mortgage, indenture, lease instrument, permit, concession, franchise or license to which NetChannel is a party or by which NetChannel or any of its properties or assets may be bound or affected, is required by or with respect to NetChannel in connection with the valid execution and delivery of this Agreement or the Amendment to Registration Rights Agreement by NetChannel or the consummation of the transactions contemplated hereby or thereby, except for (i) such consents, approvals, orders, authorizations, registrations, qualifications or filings as may be required under other applicable state securities laws and the laws of any foreign country, (ii) such consents and approvals as may be required from the existing parties to NetChannel's Investor Rights Agreement dated October 4, 1996 as amended (the "NetChannel Investor Rights Agreement") (which shall have been obtained prior to the Closing Date), (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a material adverse effect on NetChannel's Business Condition, and
(iv) except as set forth on Section 5.4(b) of the NetChannel
Disclosure Schedule.

     5.5 Issuance of NetChannel Shares and Warrants. The issuance of the shares of NetChannel Series B Preferred, the NetChannel Series C Preferred, the NetChannel Options, and the Russo Warrants, as provided in this Agreement, will have been duly authorized as of the Closing Date. Such shares, upon the delivery of certificates representing the same in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable outstanding shares of NetChannel Preferred or NetChannel Common Stock, respectively, free of preemptive rights. The shares of Common Stock issued upon conversion of the NetChannel Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable.

     5.6 Financial Statements. NetChannel has delivered to ViewCall its unaudited balance sheet at March 31, 1997 (the "NetChannel Balance Sheet" and the "NetChannel Balance Sheet Date") and the related unaudited statements of operations and cash flows for the period from NetChannel's incorporation through the NetChannel Balance Sheet Date (collectively, the "NetChannel Financial Statements"). The NetChannel Financial Statements are complete and accurate in all material respects, and have been prepared in accordance with GAAP consistently applied (except that the unaudited financial statements do not contain footnotes required by GAAP) and fairly present the consolidated financial condition of NetChannel as of and at the dates thereof, and results of NetChannel's operations for the periods then ended, subject, in the case of the interim financial statements, to normal year-end adjustments, which such adjustments will not be material in amount or significance. NetChannel has no liabilities or obligations, whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise that are material to NetChannel individually or in the aggregate, except for liabilities and obligations disclosed in the NetChannel Financial Statements or incurred in the ordinary course of business since March 31, 1997, consistent with past practice.

     5.7 No Defaults. NetChannel is not, nor has it received notice that it is or would be with the passage of time, (a) in violation of any provision of its Amended and Restated Certificate of Incorporation, as Amended (the "Restated Certificate") or Bylaws or (b) in default or violation of any term, condition or provision of (i) any judgment, decree, order, injunction or stipulation applicable to NetChannel or (ii) any agreement, note, mortgage, indenture, contract, lease or instrument, permit, concession, franchise or license to which NetChannel is a party or by which NetChannel or its properties or assets may be bound, which default or violation under this clause
(b) would, individually or in the aggregate, have a material adverse effect on NetChannel's business condition.

     5.8 Litigation. There is no action, suit, proceeding or investigation of any nature pending or to NetChannel's knowledge threatened in writing against NetChannel, its properties or assets or any of its officers or directors, in their respective capacities as such. To NetChannel's knowledge, there is no investigation pending or threatened in writing against NetChannel, its properties or any of its officers or directors by or before any governmental entity. No governmental entity has at any time challenged or questioned the legal right of NetChannel to conduct its business in the present manner or style thereof. NetChannel is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any governmental entity. No material action, suit or proceeding is pending or threatened by NetChannel.

     5.9 No Adverse Change. Except as set forth on the NetChannel Disclosure Schedule, since the NetChannel Balance
Sheet Date, there has not occurred:

     (a) Any material adverse change in the business condition of NetChannel;

     (b) Any transaction by NetChannel except in the ordinary course of business as conducted on the NetChannel Balance Sheet
Date and consistent with past practices;

     (c) Any amendments or changes in the Certificate of Incorporation or Bylaws of NetChannel, except amendments made in connection with (i) the Stock Split; (ii) the issuance of additional shares of Series B Preferred, other securities of NetChannel, or warrants to purchase capital stock of NetChannel in connection with additional financing for NetChannel; (iii) the increase in shares reserved under the NetChannel Option Plan;
(iv) the transactions contemplated by this Agreement;

     (d) Except as specifically contemplated by this Agreement, any issuance, redemption, repurchase or other acquisition of shares of capital stock of NetChannel (other than in the ordinary course under employee benefit plans), or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of NetChannel;

     (e) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of NetChannel;

     (f) Any sale, lease, license or other disposition of the property or assets of NetChannel other than inventory sales or licenses to end users in the ordinary course of business consistent with past practice;

     (g) Except as specifically contemplated by this Agreement, any alteration in any term of any outstanding security of NetChannel;

     (h) Any (1) incurrence, assumption or guarantee by NetChannel of any debt for borrowed money (other than borrowings under any existing line of credit or borrowings in connection with additional financing), (2) issuance or sale of any securities convertible into or exchangeable for debt securities of NetChannel, or (3) issuance or sale of options or other rights to acquire from NetChannel, directly or indirectly, debt securities of NetChannel or any securities convertible into or exchangeable for any such debt securities;

     (i) Any creation or assumption by NetChannel of any mortgage, pledge, security interest or lien or other encumbrance on any asset (other than liens arising under existing lease financing arrangements, liens arising in the ordinary course of NetChannel's business which in the aggregate are not material, and liens for taxes not yet due and payable);

     (j) Except as specifically contemplated by this Agreement, any making of any loan, advance or capital contribution to, or investment in, any person other than travel loans or similar advances made in the ordinary course of business of NetChannel consistent with past practices;

     (k) Except as specifically contemplated by this Agreement, any entry into, amendment of, relinquishment, termination or nonrenewal by NetChannel of any contract, lease transaction, commitment or other right or obligation other than in the ordinary course of business consistent with past practice and which in the aggregate are not material;

     (l)  Any transfer or grant of a right under the NetChannel
Intellectual Property Rights (as defined in Section 5.11), other than transfers or grants to end users in the ordinary course of business consistent with past practice;

     (m) Any labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

     (n)  Any change in accounting methods or practices
(including any change in depreciation or amortization policies or rates) by NetChannel;

     (o)  Any revaluation by NetChannel of any of its assets;

     (p) Any waiver or compromise of a material right or debt owed to it;

     (q) Any making of any loan to its employees, officers or directors, other than travel loans or similar advances made in the ordinary course of business;

     (r) Any entering into of an agreement obligating NetChannel to make payments exceeding $100,000 in any fiscal year;

     (s) Any change in pricing or royalties set or charged by NetChannel to its customers or licensees or in pricing or royalties set or charged by persons who have licensed intellectual property to NetChannel.

     5.10 Taxes. Tax Returns and Audits. Within the times and in the manner prescribed by law, NetChannel has filed all domestic and foreign federal, state and local tax returns required by law and has paid all taxes, assessments, and penalties due and payable. The provisions for taxes reflected in NetChannel's balance sheet as of its last Fiscal Year end, are adequate for any and all federal, state, county and local taxes for the period ending on the date of that balance sheet, whether or not disputed. There are no present disputes as to taxes of any nature payable by NetChannel.

     5.11 Intellectual Property.

     (a) NetChannel owns, or is licensed or otherwise entitled to exercise all rights under or with respect to, all patents, trademarks, trade names, service marks, registered and unregistered copyrights, and any applications therefor, maskworks, net lists, computer software programs or applications (in both source code and object form), formulae, processes, designs, schematics, compositions, ideas, technology, know-how and tangible or intangible proprietary information, trade secrets or material accessory to or employed in the operation of the business of NetChannel as currently conducted or as currently proposed to be conducted (the "NetChannel Intellectual Property Rights").

     (b) NetChannel is not infringing, and is not aware of any claimed infringement of, any third party's patent, trademark, trade secret, trade name or copyright and has not received any notice of any claimed infringement. No claims with respect to the NetChannel Intellectual Property Rights have been asserted or, to the knowledge of NetChannel, are or are likely to be threatened by any person, nor is there any grounds for any claims now or in the future, (i) to the effect that any business of NetChannel as currently conducted or proposed to be conducted infringes on or misappropriates any intellectual property rights of any third party, or (ii) against the use by NetChannel of any trademarks, service marks, trade names, trade secrets, copyrights, maskworks, patents, technology, know-how or computer software programs and applications used in NetChannel's business as currently conducted or as currently proposed to be conducted by NetChannel, or (iii) challenging the ownership, validity or effectiveness of any of the NetChannel Intellectual Property Rights. No NetChannel Intellectual Property Right is subject to any lien, encumbrance or other secured interest. To NetChannel's knowledge, all NetChannel Intellectual Property Rights are valid and subsisting. To NetChannel's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the NetChannel Intellectual Property Rights by any third party, including any employee or former employee of NetChannel. No NetChannel Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing or exploitation thereof by NetChannel. NetChannel has not entered into any agreement to indemnify any other person against any charge of infringement relating to any NetChannel Intellectual Property Right, except as set forth in the Disclosure Schedule and the agreements listed therein specifically for this purpose. No employee of NetChannel is in material violation of any term of any employment contract (whether written or oral), patent disclosure agreement, proprietary information agreement, non-competition agreement or any other contract or agreement relating to the relationship of any such employee with NetChannel, and to NetChannel's knowledge, with any other party (including prior employers) because of the nature of the business conducted or proposed to be conducted by NetChannel. All key employees of NetChannel have signed Employee Proprietary Information Agreements in substantially the form delivered to ViewCall, and all consultants of NetChannel have signed consulting agreements containing proprietary information protective provisions in substantially the form delivered to ViewCall. All software included in NetChannel Intellectual Property Rights is original with NetChannel and has been either created by employees of NetChannel on a work-for-hire basis or by consultants or contractors who have created such software themselves and have assigned or are under an obligation to assign all rights they may have had in such software to NetChannel.

     (c) NetChannel has taken reasonable security measures to protect the secrecy, confidentiality and value of all trade secrets, know-how, inventions, designs, processes and technical data required to conduct its business.

     (d)  Notwithstanding anything to the contrary in this
Section 5.11, NetChannel makes no representations or warranties regarding the validity, enforceability or non-infringement of any patents, trademarks, trade names, service marks, registered and unregistered copyrights, and any applications therefor, maskworks, net lists, computer software programs or applications (in both source code and object form), formulae, processes, designs, schematics, compositions, ideas, technology, know-how and tangible or intangible proprietary information or trade secrets licensed to or developed through any licenses or development agreements with ViewCall.

     5.12 Title to Property; Absence of Liens and Encumbrances. NetChannel has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens (including liens relating to or attributable to taxes, other than liens for taxes that are not yet delinquent), charges, pledges, security interests or other encumbrances, except as reflected in the NetChannel Financial Statements and except for such imperfections of title and encumbrances, if any, which are not substantial in character, amount or extent and which do not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

     5.14 Registration Rights. Except as set forth in the NetChannel Investor Rights Agreement, NetChannel is not under any obligation to register pursuant to the Securities Act of 1933, as amended (the "Securities Act"), any of its currently outstanding securities or any of its securities that may hereafter be issued.

     5.15 Brokers' and Finders' Fees. NetChannel has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     5.16 Minute Books. The minute books of NetChannel made available to counsel for ViewCall are the only minute books of NetChannel and contain a reasonably accurate summary of all meetings of directors (or committees thereof) and shareholders or actions by written consent since the time of incorporation of NetChannel.

     5.17 Disclosure. No representation or warranty made by NetChannel in this Agreement, nor any financial statement, other written financial information or schedule, certificate, schedule or exhibit prepared and furnished or to be prepared and furnished by NetChannel or its representatives pursuant hereto or in connection with the transactions contemplated hereby, or any information supplied by NetChannel in connection with the solicitation of approval of the transactions contemplated by this Agreement by ViewCall's or NetChannel's stockholders, when taken as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

Section 6.  OBLIGATIONS BEFORE CLOSING

     6.1 Conduct of Business of ViewCall and NetChannel. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement and the Closing Date, each of ViewCall and NetChannel shall carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of this Agreement and, to the extent consistent with such business, use all commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing business shall be unimpaired at the Closing Date. Each party shall promptly notify the other party of any event or occurrence not in the ordinary course of business of the notifying party, and any event which could have a material adverse effect on the business condition of the notifying party. Notwithstanding the above, NetChannel plans to (i) enter into agreements in connection with the issuance of Series B Preferred Stock pursuant to one or more Amendment Agreements, which amend the NetChannel Certificate of Incorporation, NetChannel's Series B Preferred Stock Purchase Agreement dated October 4, 1996, NetChannel's Investor Rights Agreement and NetChannel's Co-Sale Agreement dated October 4, 1996, and (ii) execute promissory notes to certain investors in NetChannel's Series B Preferred Stock, who will also be loaning NetChannel additional funds, which notes will be convertible into NetChannel capital stock in the next round of financing for NetChannel. In addition, except as expressly contemplated by this Agreement or disclosed in the ViewCall Disclosure Schedule, ViewCall shall not, without the prior written consent of
NetChannel:

     (a) Grant any severance or termination pay to any director, officer, employee or consultant, except mandatory payments made pursuant to standard written agreements outstanding on the date hereof (which arrangement shall have been disclosed in the ViewCall Disclosure Schedule) or with the prior reasonable approval of the Chief Executive Officer of NetChannel;

     (b) Transfer to any person or entity any rights to the Technology except in the ordinary course of business;

     (c) Enter into or amend in any material respect any agreements pursuant to which any other party is granted marketing or other similar rights of any type or scope with respect to any products of ViewCall;

     (d) Violate, amend or otherwise modify in any material respect the terms of any of the Assigned Contracts;

     (e) Commence a lawsuit other than for the routine collection of bills;

     (f) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any ViewCall capital stock; split, combine or reclassify any ViewCall Capital Stock; issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of ViewCall Capital Stock; or repurchase or otherwise acquire, directly or indirectly, any shares of ViewCall Capital Stock, except from former employees, directors and consultants in accordance with agreements outstanding on the date hereof providing for the repurchase of shares at cost in connection with any termination of service to ViewCall;

     (g) Issue, deliver, purchase or sell, or authorize or propose the issuance, delivery, purchase or sale of, any shares of its capital stock or securities convertible into such shares, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating ViewCall to issue, any such shares or other convertible securities;

     (h) Solicit approval for or effect any amendments to ViewCall's Articles of Incorporation or Bylaws (other than as contemplated by this Agreement);

     (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to ViewCall's business condition;

     (j) Sell, lease, license or otherwise dispose of any of its properties or assets;

     (k) Incur any indebtedness for borrowed money (other than with respect to amounts borrowed from NetChannel) or guarantee any such indebtedness, or issue or sell any debt securities or guarantee any debt securities of others;

     (l) Revalue any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice;

     (m) Pay, discharge or satisfy in an amount in excess of $10,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in ViewCall's Financial Statements or those incurred after the ViewCall Balance Sheet Date in the ordinary course of business;

     (n) Make or change any material tax election other than in the ordinary course of business and consistent with past practice, adopt or change any material tax accounting method, file any material tax return (other than any estimated tax returns, payroll tax returns or sale tax returns) or any amendment to a material tax return, enter into any closing agreement, settle any tax claim or assessment, or consent to any tax claim or assessment;

     (o) Engage in any activities or transactions that are outside the ordinary course of its business consistent with past practice;

     (p) Fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith;

     (r) Waive or commit to waive any rights of substantial value;

     (s) Cancel, materially amend, renew or fail to renew any insurance policy; or

     (t) Take, or agree (in writing or otherwise) to take, any of the actions described in Sections 6.1(a) through (s) above, or any action which would make any of the representations or warranties or covenants of ViewCall contained in this Agreement untrue or incorrect in any material respect.

     6.2 Access to Information. Each party (the "Disclosing Party") shall afford to the other (the "Requesting Party"), and to the Requesting Party's accountants, counsel and other representatives, reasonable access, during normal business hours and upon reasonable prior notice during the period from the date of this Agreement until the Closing Date, to (i) all of the Disclosing Party's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of the Disclosing Party as the Requesting Party may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section
6.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement. The parties shall abide by the terms of the Mutual Nondisclosure Agreement dated as of February 27, 1997, with regard to all such information provided or disclosed.

     6.3 Shareholders' Approval. ViewCall shall obtain shareholder approval the transactions contemplated by this Agreement, including without limitation approval of this Agreement and the Associated Agreements. In addition, NetChannel shall obtain any stockholder approval necessary to consummate the transactions contemplated by this Agreement, including, without limitation, approval of this Agreement and Associated Agreements.

     6.4 Preparation of Information Statement. As soon as practicable after the execution of this Agreement, ViewCall shall prepare an Information Statements for purposes of soliciting the approval of the ViewCall shareholders of this Agreement and the Associated Agreements and the transactions contemplated hereby and thereby. ViewCall shall ensure that its Information Statement shall comply with all applicable federal and state securities laws.

     6. 5 Exclusivity; Acquisition Proposals. From the date hereof through the Closing, ViewCall and NetChannel will continue to be bound by the terms of Section 10 of the Letter of Intent between NetChannel and ViewCall dated March 7, 1997 (the "LOI") and of the Letter Agreement between NetChannel and ViewCall dated March 11, 1996.

     6.6  Breach of Representations, Warranties and Covenants.

     (a) Neither ViewCall nor Colorocs shall take, or fail to take, any action which from the date of this Agreement through the Closing would cause or constitute a breach of any of its representations, warranties and covenants set forth in this Agreement or which would from the date of this Agreement through the Closing cause any of such representations or warranties to be inaccurate. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, ViewCall and/or Colorocs shall give detailed notice thereof to NetChannel and shall use its best efforts to prevent or promptly remedy such breach or inaccuracy.

     (b) NetChannel shall not take, or fail to take, any action which from the date of this Agreement through the Closing would cause or constitute a breach of any of its representations, warranties and covenants set forth in this Agreement or which would from the date of this Agreement through the Closing cause any of such representations or warranties to be inaccurate. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, NetChannel shall give detailed notice thereof to ViewCall and shall use its best efforts to prevent or promptly remedy such breach or inaccuracy.

     6.7 Consents. Each of NetChannel and ViewCall shall promptly apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the transactions contemplated by this Agreement and the Associated Agreements, and ViewCall shall use its best efforts to obtain all necessary consents, waivers and approvals under any of ViewCall's agreements, contracts, licenses or leases in connection with the transactions contemplated by this Agreement and the Associated Agreements.

     6.8 Reasonable Efforts. Each of the parties to this agreement shall use its commercially reasonable efforts to effect the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement.

     6.9 Public Announcements. Each party will consult in advance with the other concerning the timing and content of any announcements, press releases and public statements concerning the transactions contemplated by this Agreement and the Associated Agreements, and will not make any such announcement, release or statement without the other's consent.

     6.10 Election of New Director. Within 15 days after the Closing, NetChannel shall hold a meeting of its board of directors, during which it shall appoint Rudolph Russo to the NetChannel board of directors (and NetChannel shall have taken all necessary corporate action, including obtaining shareholder approval of an amendment to the NetChannel Bylaws, if required, to permit such an appointment).

7.   SECURITIES ACT COMPLIANCE; REPRESENTATIONS; AND RESTRICTIONS
ON TRANSFER.

     7.1  Securities Act Exemption.  The NetChannel Series B
Preferred, NetChannel Series C Preferred, the Russo Warrants, and the NetChannel Options shall not be registered under the Securities Act in reliance upon exemptions contained in the Securities Act.

     7.2 Stock Restrictions. In addition to any legend imposed by applicable state securities laws (including by the Commissioner), the certificates representing the shares of NetChannel Series B Preferred and of NetChannel Series C Preferred issued pursuant to this Agreement or any of the Associated Agreements and any shares of NetChannel Common Stock issuable pursuant to the Russo Warrant or upon conversion of the NetChannel Series B Preferred or the NetChannel Series C Preferred (collectively, all of such shares being referred to as the "NetChannel Securities") shall bear restrictive legends (and stop transfer orders shall be placed against the transfer thereof with NetChannel's transfer agent), stating substantially as follows:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES OR THE HOLDER RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

     7.3  Restrictions on Transfer and Securities Law Matters.
Each holder of the NetChannel Securities (each, a "New
Stockholder") shall be bound by the following provisions:

     (i) Such New Stockholder shall not offer, sell or otherwise dispose of any NetChannel Securities except in compliance with the Securities Act and the rules and regulations thereunder.

     (ii) Such New Stockholder shall not make any sale, transfer or other disposition of the NetChannel Securities unless (i) such sale, transfer or other disposition is within the limitations of and in compliance with Rule 144 (to the extent applicable) promulgated by the Securities and Exchange Commission under the Securities Act and the New Shareholder furnishes NetChannel with reasonable proof of compliance with such Rule, (ii) in the opinion of counsel which is reasonably acceptable to NetChannel and its counsel (and for purposes of this Agreement, the law firms of Balboni Ashley & Schoenberg LLC and Alston & Bird shall be acceptable to NetChannel and its counsel), another exemption from registration under the Securities Act is available with respect to any such proposed sale, transfer or other disposition of the NetChannel Securities, or (iii) the offer and sale of the NetChannel Securities is registered under the Securities Act.

Section 8.  CONDITIONS PRECEDENT TO NETCHANNEL'S PERFORMANCE

     The Obligations of NetChannel to be performed under this Agreement and each of the Associated Agreements are subject to the satisfaction at the satisfaction at the Closing, of all the conditions set out below in this Section 8. NetChannel may waive any or all of these conditions in writing; provided, however, that no such waiver of a condition shall constitute a waiver by NetChannel of any of its or their other rights or remedies, at law or in equity, if ViewCall and Colorocs shall be in default of any of its representations, warranties, or covenants under this Agreement or any of the Associated Agreements.

     8.1 Accuracy of ViewCall and Colorocs' Representations and Warranties. All representations and warranties by ViewCall and Colorocs in this Agreement and the Associated Agreements shall be true on and as of the Closing Date as though made at that time.

     8.2 Absence of Liens. At or prior to the Closing, ViewCall shall deliver to NetChannel a UCC search report dated as of a date not more than five days before Closing issued by the Georgia Secretary of State indicating that there are no filings under the Uniform Commercial Code on file with such Secretary of State which indicate that there is any lien any of the Purchased Property which has not been disclosed in the ViewCall Disclosure Schedule.

     8.3 Corporate Actions This Agreement and each of the Associated Agreements, each of the transactions contemplated hereby and thereby and each of the Obligations of the parties hereunder and thereunder, following notice as required under the Georgia Business Corporation Code (i) shall have been approved by the Boards of Directors of Colorocs and (ii) shall have been approved by the shareholders of ViewCall. The Information Statement prepared by ViewCall shall characterize the transaction as a sale of all or substantially all of the assets of ViewCall.

     8.4 Dissenters Rights The shareholders of ViewCall (other than Colorocs) shall have been advised of the right to dissent and obtain payment for each such shareholder's shares of ViewCall in accordance with Article 13 of the Georgia Business Corporation Code in connection with any and all of the transactions contemplated by this Agreement or any of the Associated Agreements, and ViewCall and its Board of Directors shall have taken all steps necessary to be taken by either of them under the Georgia Business Corporation Code to notify ViewCall's shareholders of the availability of, and otherwise to perfect, such rights.

     8.5 ViewCall and Colorocs' Performance. ViewCall and Colorocs shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement or any of the Associated Agreements to be performed or complied with by ViewCall and Colorocs on or before the Closing Date.

     8.6 Certification by ViewCall. NetChannel shall have received a certificate, dated as of the Closing Date, signed and verified by the president or a vice president and the treasurer or an assistant treasurer of each of ViewCall and Colorocs, certifying, in such detail as NetChannel and its counsel may reasonably request, that the conditions specified in Section 8.3,
8.4 and Section 8.5 have been fulfilled.

     8.7 Opinion of ViewCall's Counsel. NetChannel shall have received from Balboni, Ashley, and Schoenberg L.L.C., counsel for ViewCall and Colorocs, an opinion dated the Closing Date, in form and substance satisfactory to NetChannel and its counsel, that:

     (a) Each of ViewCall and Colorocs is a corporation duly organized, validly existing and in good standing under the laws of Georgia and have all necessary corporate power to own their respective properties as now owned and operate their respective businesses as now operated;

     (b) This Agreement and the Associated Agreements have been duly and validly authorized and executed and delivered by each of ViewCall and Colorocs, and is valid and binding on each of ViewCall and Colorocs and enforceable in accordance with its terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

     (c) Except as set forth in the ViewCall's Disclosure Schedule, such counsel does not know of any suit, action, arbitration, or legal, administrative, or other proceeding or governmental investigation pending or threatened against or affecting either of ViewCall and Colorocs or any of their Subsidiaries or their respective businesses or any of their properties, or financial or other condition;

     (d) Neither the execution nor delivery of this Agreement or the Associated Agreements, nor the consummation of the transaction contemplated in this Agreement, will constitute (i) a default, or an event that would with notice or lapse of time or both constitute a default under, or violation or breach of, ViewCall's or Colorocs' articles of incorporation, bylaws, or any indenture, license, lease, franchise, mortgage, instrument, or other agreement to which ViewCall or Colorocs is a party, or by which ViewCall or Colorocs or the Purchased Property may be bound that is known to counsel, and not disclosed in the ViewCall Disclosure Schedule;

     (e) The assignment of the security interest to NetChannel pursuant to the Note Purchase Agreement is valid. NetChannel has a perfected security interest in the collateral covered thereby, including the NetChannel Preferred issued to ViewCall pursuant to this Agreement, without the filing of any amendment or any other document; and

     (f) The transactions contemplated by this Agreement do not constitute a "bulk transfer" under Article 6 of the Uniform
Commercial Code as currently in effect in the State of Georgia.

     8.8 Absence of Litigation. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the Closing Date.

     8.9 Consents. All necessary agreements and consents of any parties to the consummation of the transactions contemplated by this Agreement and the Associated Agreements, or otherwise pertaining to the matters covered by it, shall have been obtained by ViewCall and delivered to NetChannel.

     8.10 Approval of Documentation. The form and substance of all certificates, instruments, opinions, and other documents delivered to NetChannel under this Agreement shall be satisfactory in all reasonable respects to NetChannel and its counsel.

     8.11 Change of Corporate Name. ViewCall shall have entered into an undertaking to change its corporate name to a name reasonably approved by NetChannel within twenty days following the Closing Date.

     8.12 Continuity of Management. NetChannel shall have made arrangements suitable to it for the employment by NetChannel of sufficient of ViewCall's employees to continue the operation of the business being transferred without disruption thereto.

     8.13   Condition of Purchased Property.  The Purchased
Property shall not have been materially or adversely affected in any way as a result of any fire, accident, storm or other casualty or labor or civil disturbance or act of God or the public enemy.

     Section 9.  CONDITIONS PRECEDENT TO VIEWCALL'S PERFORMANCE

     The Obligations of ViewCall to sell and transfer the Purchased Property under this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions:

     9.1 Accuracy of NetChannel's Representations And Warranties. All representations and warranties by NetChannel contained in this Agreement or in any written statement delivered by NetChannel under this Agreement shall be true on and as of the Closing as though such representations and warranties were made on and as of that date.

     9.2 NetChannel's Performance. NetChannel shall have performed and complied with all covenants and agreements, and satisfied all conditions that it is required by this Agreement to perform, comply with, or satisfy, before or at the Closing.

     9.3 Opinion of NetChannel's Counsel. NetChannel shall have furnished ViewCall with an opinion, dated the Closing Date, of Wilson, Sonsini, Goodrich & Rosati, counsel for NetChannel, in form and substance satisfactory to ViewCall and its counsel, to the effect that:

     (a) NetChannel is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power to perform its Obligations under this Agreement;

     (b) All corporate proceedings required by law or by the provisions of this Agreement to be taken by NetChannel on or before the Closing Date, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, have been duly and validly taken;

     (c) NetChannel has the corporate power and authority to acquire the Purchased Property for the consideration set forth herein;

     (d) Every consent, approval, authorization, or order of any court or governmental agency or body that is required for the consummation by NetChannel of the transactions contemplated by this Agreement has been obtained an will be in effect on the Closing Date;

     (e) As of the closing of the transaction, the authorized capital stock of NetChannel consists of _________. As of the closing of the Transaction, ______ shares of Common Stock are validly issued and outstanding, fully paid and nonassessable, and ______ Shares of Series A Preferred Stock, ______ Shares of Series E Preferred Stock, and ______ Shares of Series C Preferred Stock will be outstanding. To our knowledge, except for ______, there is no outstanding warrant or option issued or granted by NetChannel to acquire any equity securities from NetChannel.

     (f) The shares of NetChannel Preferred are free of any lien, encumbrance, or restrictions of transfer except for restrictions on transfer imposed by federal and state securities laws. Except as provided in the transaction documents, to our knowledge, NetChannel has no obligation (contingent or other) to purchase, redeem, or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof. The Company has duly reserved for issuance upon conversion of the Shares and upon conversion of the shares purchased by exercise of the Russo Warrants (the "Warrant Shares"), all shares of Common Stock issuable upon conversion of the Shares and the Warrant Shares. The Common Stock issued upon conversion of the Shares and the Warrant Shares, when issued in accordance with the Articles, will be duly and validly issued, fully paid and nonassessable, and free of liens and encumbrances imposed by NetChannel, except as set forth in the transaction agreements.

     (g) The Shares and all outstanding shares of Common Stock have been issued pursuant to exemptions from the registration provisions of applicable federal and state securities laws.

     (h) The consummation of the transaction contemplated by this Agreement does not violate or contravene any of the provisions of any charter, bylaw, or resolution of NetChannel or of any indenture, agreement, judgment, or order to which NetChannel is a party or by which NetChannel is bound.
In rendering its opinion, counsel for NetChannel may rely on certificates of governmental authorities and on opinions of Associate counsel.

     9.4 NetChannel's Corporate Approval. NetChannel shall have received corporate authorization and approval for the execution and delivery of this Agreement and all corporate action necessary or proper to fulfill the Obligations of NetChannel to be performed under this Agreement on or before the Closing Date.

Section 10.  SELLING PARTIES' OBLIGATIONS AFTER THE CLOSING

     10.1 Preservation of Good Will. Following the Closing, ViewCall and Colorocs will restrict its activities so that NetChannel's reasonable expectations with respect to the goodwill, business reputation, employee relations and prospects connected with the Purchased Property will not be materially impaired.

     10.2 Change of Name. ViewCall, Colorocs and Russo agree that after the Closing Date they shall not use or employ in any manner directly or indirectly the name "ViewCall", or any variation thereof.

     10.3 Access to Records. From and after the Closing, ViewCall and Colorocs shall allow NetChannel, and its counsel, accountants and other representatives, such access to records which after the Closing are in the custody or control of ViewCall and Colorocs as NetChannel reasonably requires in order to comply with its Obligations under the law or under Contracts assumed by NetChannel pursuant to this Agreement.

Section 11.  COSTS AND EXPENSES

     Except as provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement. All costs and expenses incurred in connection with this Agreement, the Associated Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense; provided that the legal fees of ViewCall incurred solely in connection with the Merger (up to a maximum of $100,000) shall be paid at the Closing, less amounts paid prior to Closing.

Section 12.  FORM OF AGREEMENT

     12.1 Headings. The subject headings of the Sections and paragraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

     12.2 Entire Agreement; Modification; Waiver. This Agreement, the Associated Agreements, and the Confidentiality Agreement executed in connection with the Letter of Intent constitute the entire agreement among the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

     12.3 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 13.  PARTIES

     13.1 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the Obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

     13.2 Assignment. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors, and assigns.

Section 14.  REMEDIES

     14.1 Sole Remedy. The sole remedy of NetChannel for any damage, loss, or cost arising out of the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement is indemnification pursuant to the terms the Escrow Agreement.

     14.2 Conditions Permitting Termination. Each party may on or prior to the Closing Date terminate this Agreement by written notice to the others, without liability to the other, if any bona fide action or proceeding shall be pending against any party on the Closing Date that could result in an unfavorable judgment, decree, or order that would prevent or make unlawful the carrying out of this Agreement.

     14.3 Defaults Permitting Termination. If either NetChannel on one hand, and any of Colorocs, Russo or ViewCall on the other hand, materially defaults in the due and timely performance of any of its warranties, covenants, or agreements under this Agreement prior to Closing, the non-defaulting party or parties may on the Closing Date give notice of termination of this Agreement. The notice shall specify with particularity the default or defaults on which the notice is based. The termination shall be effective five days after the proposed Closing Date set forth in this Agreement, unless the specified default or defaults have been cured on or before this effective date for termination.

Section 15.  NATURE AND SURVIVAL OF REPRESENTATIONS AND
WARRANTIES

     All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall survive the Closing for the period permitted for the institution of indemnification claims under the Escrow Agreement.

Section 16.  NOTICES

     All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail registered or certified, postage prepaid, and properly addressed as follows:

     (a)  If to NetChannel, to:
          NetChannel Inc.
          651 Gateway Blvd., Suite 420
          South San Francisco, California 94080
          Attn.:    General Counsel
          Fax No.:  (415) 615-8799
          Telephone No.: (415) 615-8700

          with a copy to:

          Wilson Sonsini Goodrich & Rosati
          650 Page Mill Road
          Palo Alto, California 94304
          Attn.:  Herbert P. Fockler, Esq.
          Fax No.:  (415) 493-6811
          Telephone No.: (415) 493-9300

     (b)  if to ViewCall, to:
          ViewCall America, Inc.
          5600 Oakbrook Parkway, Suite 240
          Norcross, Georgia 30093
          Attn.:  Alan McKeon
          Fax No.:  (770) 729-2936
          Telephone No.: (770) 729-2929

          with a copy to:

          Balboni Ashley & Schoenberg LLC
          990 One Live Center
          3475 Lenox Road, N.E.
          Atlanta, Georgia 30328
          Attn:  Gerardo M. Balboni II
          Fax No.:  (404) 812-3101
          Telephone No.: (404) 812-3100

     (c)  if to Colorocs or Russo, to:

          Rudolph P. Russo
          35 Market Street
          Poughkeepsie, NY 12601
          Telephone: (914) 452-9010
          Telecopier: (914) 473-8122

     Any party may change its address for purposes of this Section by giving the other parties written notice of the new address in the manner set forth above.

Section 17.  GOVERNING LAW

     This Agreement shall be construed in accordance with, and governed by, the laws of the State of California, as applied to contracts made and performed within the State of California.

Section 18.  ANNOUNCEMENTS

     None of ViewCall, Russo, and Colorocs will make any announcements to the public or to employees of ViewCall concerning this Agreement or the transactions contemplated hereby without the prior approval of NetChannel, which will not be unreasonably withheld. Notwithstanding any failure of NetChannel to approve it, ViewCall, Russo and Colorocs may make an announcement of substantially the same information as theretofore announced to the public by NetChannel, or any announcement required by applicable law, but ViewCall, Russo, and Colorocs shall in either case notify NetChannel of the contents thereof reasonably promptly in advance of its issuance.

     IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

                              NETCHANNEL INC.
                              ________________________________
                              By: Philip J. Monego, Sr.
                              Its:  Chief Executive Officer

                              VIEWCALL AMERICA, INC.
                              ________________________________
                              By: Alan McKeon
                              Its: Chief Executive Officer

                              COLOROCS INFORMATION TECHNOLOGIES,
                              INC.
                              ________________________________
                              By: Rudolph P. Russo
                              Its: Chairman and C.E.O.
                              ________________________________
                              Rudolph P. Russo

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Asset Acquisition Agreement   -2-  05/23/97 Execution Copy